Insure.com, Inc. Reports First Quarter 2007 Financial Results

    - Revenues decline 14 percent to $4.2 million in Q1 2007 from $4.9 million in Q1 2006

    - Net loss of $882,000 vs. net loss of $288,000 in Q1 2006

    - Sale of Colorado real estate closed on April 30, 2007, adding $3.3 million in cash

    DARIEN, Ill., May 2 /PRNewswire-FirstCall/ -- Insure.com, Inc. (Nasdaq:
NSUR) today announced financial results for the first quarter ended March 31, 2007.

    Financial Results

    Insure.com reported revenues of $4.2 million in the first quarter of 2007, a decrease of 14 percent from revenues of $4.9 million for the same quarter of last year. The net loss for the quarter was $882,000 or $.12 per share, compared to a net loss of $288,000, or $.04 per share, in the first quarter of 2006.

    "During the first quarter we achieved weaker than expected life insurance revenues and weaker than expected click revenues," commented chairman and CEO Robert Bland. "On the plus side, we're continuing to build out our new life insurance sales call center and have now reached fifty in-house agents who are in various stages of becoming licensed in multiple states. We expect this new unit to reach its near-term potential in the third quarter of 2007, with improved financial results expected in the second quarter of 2007. The fact that more than half of our life insurance customers are electing to buy by phone instead of online affirms to us that the personalized advice-giving aspect of buying life insurance remains a key service component."
    Chief financial officer Phil Perillo stated, "Our 2007 term life activity pipeline is filling up nicely. In the first quarter we processed 9,900 life insurance application requests, up 62 percent from the 6,100 such requests received in the first quarter of 2006. In our business model, life insurance application requests generally precede receipt of the corresponding commission revenues by three to five months, so we believe that this early 2007 activity bodes well for us."

    Insure.com has a strong balance sheet with no debt. Cash and investments at March 31, 2007 amounted to $7.6 million vs. $8.2 million at year-end 2006. Stockholders' equity amounted to $18.5 million at March 31, 2007 as compared to $19.3 million at December 31, 2006.

    The sale of our Colorado real estate closed on April 30, 2007, generating net proceeds of $3.3 million. These funds have been added to our investment portfolio.

    As previously reported, Insure.com has a federal tax loss carry forward of approximately $46 million.

    Insure.com has a stock repurchase plan in place. During the first quarter of 2007, we did not repurchase any shares. Under this plan, we are currently authorized by the board to repurchase up to 621,000 additional shares in the open market or in negotiated transactions.

    The majority of our revenues are derived from the sale of individual life insurance policies. The overall U.S. life insurance market is currently stagnant in terms of commission revenue growth due to record low premiums. We expect this challenging market to remain throughout 2007.

    In 2007, we expect life insurance commissions to make up approximately 75 percent of our revenues, with most of the remainder coming from the sale of insurance leads. In 2006, approximately 66 percent of our revenues were derived from the sale of individual life insurance, with most of the balance made up of sales of non-life insurance traffic to insurance companies and agents.

    About Insure.com

    Insure.com provides a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com, are able to obtain free, instant quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to various third parties. Insure.com was originally founded in 1984 as Quotesmith Corporation. Shares of the Company's common stock trade on the Nasdaq Capital Market under the symbol NSUR.


    Cautions about Forward-Looking Statements

    This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, the timing and ultimate sale of the Company's building in Colorado, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 which is on file with the United States Securities and Exchange Commission.

                                INSURE.COM, INC.
                             STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                         Quarter Ended
                                            March 31,    December 31,  March 31,
                                               2007            2006       2006

Revenues:
 Commissions and fees                         $ 4,202      $ 4,642        4,870

Expenses:
 Selling & marketing                            1,775        1,614        2,505
 Operations                                     2,144        1,843        1,579
 General & administrative                       1,059          902          919
 Depreciation & amortization                      195          197          236
 Impairment of land and building                   --          480           --

Total expenses                                  5,173        5,036        5,239
Operating loss                                   (971)        (394)        (369)
Interest income                                    89           78           81

Net loss                                      $  (882)     $  (316)     $  (288)

Net loss per common share,
 basic and diluted                            $ (0.12)     $ (0.04)     $ (0.04)

Weighted average common
 shares and equivalents
 outstanding, basic and
 diluted                                        7,301        7,302        7,320



                           SELECTED BALANCE SHEET DATA
                                 (In thousands)


                                                        March 31,   December 31,
                                                           2007         2006

Cash and equivalents                                     $   660       $ 1,300
Investments                                                6,937         6,941
Commissions receivable                                     2,543         2,599
Land and building, net                                     3,446         3,446
Intangibles and goodwill                                   5,523         5,657
Other assets                                                 800           729
Total assets                                             $19,909       $20,672

Total current liabilities                                $ 1,409       $ 1,348
Total stockholders' equity                                18,500        19,324
Total liabilities & stockholders' equity                 $19,909       $20,672


SOURCE  Insure.com, Inc.
    -0-                             05/02/2007
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Insure.com, Inc., +1-630-515-0170, ext. 295, phil@insure.com/
    /Web site:  http://www.insure.com /